Exhibit 99.1

Contact: Les Nelson
Director – Investor Relations
(309) 347-9709

Aventine Earnings Increase Over Third Quarter

•                  Net income for Q4’07 was $3.3 million, or $0.08 per fully diluted share

•                  EBITDA increased to $11.4 million in Q4’07

•                  The average ethanol sales price declined in Q4’07 versus Q3’07, but quarter end prices were significantly higher

•                  Corn costs for the quarter fell to $3.66 per bushel while co-product returns increased to 45.3%

•                  New plants in Nebraska and Indiana are under construction

PEKIN, IL, (February 21, 2008) – Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today released its results for the fourth quarter and full-year ended December 31, 2007.

Ron Miller, Aventine’s President and Chief Executive Officer said, “We continue to successfully steer our way through a difficult commodity environment as both income and EBITDA turned positive.  While ethanol prices rose during the quarter, they did not increase enough to allow the average price received for ethanol in the fourth quarter to exceed the average for the third quarter.  We were able to offset, however, the lower average ethanol price with lower corn costs for the quarter.  Our fourth quarter corn costs averaged $3.66 per bushel, or $0.15 per bushel less than in the third quarter.  Our co-product returns for the fourth quarter increased to 45.3%, as prices for germ, meal, DDGS and feed all increased significantly.  Overall, the commodity spread for the quarter, defined as gross ethanol selling price per gallon less net corn cost per gallon, increased to $1.17 per gallon, from $1.09 in Q3’07.  As the commodity spread remains tight, the co-product returns provided by our wet mill have become increasingly more important.  Higher volumes of ethanol shipped in the fourth quarter versus the third quarter helped reduce freight costs per gallon, in spite of continued fuel surcharges.  Our plants ran at 89% of capacity during the fourth quarter of 2007 and 93% of capacity for the full year 2007 as compared to 89% for the full year 2006.

Miller added, “The construction of our new facilities in Aurora, Nebraska and Mt. Vernon, Indiana continue to move forward.  We expect these facilities to ramp up ethanol production beginning in Q1’09.”

Miller concluded, “We would like to thank all of the U.S. Senators and Representatives that continue to support and believe in the ethanol industry for passing the Energy Independence and Security Act of 2007, and for President Bush signing the bill into law.  Ethanol today supports more than corn farmers or the ethanol industry itself.  From seed and fertilizer companies to heavy equipment manufacturers and independent gasoline retailers, to local school districts in rural communities that have received boosts in property taxes, the investments made in ethanol by our political leadership is proving to be a wise investment for America.  The passage of a new renewable fuels standard in December helped to quell some of the concerns surrounding the supply/demand equation.  The new renewable fuel standard requirement for corn based ethanol of 15 billion gallons in 2015 exceeds, according to the Renewable Fuels Association, the combined capacity of 13.4 billion gallons from existing producing ethanol plants as well as those listed as currently under construction.  However, we, along with others in the industry, must continue to find and open new markets for ethanol.”

Fourth Quarter 2007 Financial Highlights

Revenue in Q4’07 increased 5.2% over Q3’07, as a result of higher volumes of ethanol sold which were partially offset by lower average price per gallon.  Revenue totaled $379.4 million in Q4’07.  Co-product revenue increased to $28.9 million in Q4’07 from $24.0 million in Q3’07, a 20.4% increase, primarily as a result of significantly higher co-product pricing.  Total gallons of ethanol sold were 176.2 million in Q4’07, versus 162.0 million in Q3’07, reflecting an increase in gallons marketed on behalf of marketing alliance partners and an increase in purchase/resale activity.  The average gross sales price of ethanol in Q4’07 was $1.94 per gallon, down from $2.01 per gallon in Q3’07.  The average inventory cost of $1.80 per gallon at the end of the Q4’07 versus $1.61 at the end of Q3’07, under our weighted-average FIFO approach, reflects higher quarter end ethanol prices.  The economic impact of selling gallons that were previously held in inventory in Q3’ 07 during a period of rising prices, was a decrease in cost of goods sold of approximately $6.9 million.

Gallons sold in Q4’07 totaled 176.2 million, as compared to 162.0 million in Q3’07.  In the fourth quarter of 2007, we produced 45.6 million gallons, purchased 100.5 million gallons from our marketing alliance partners, purchased 39.0 million gallons from unaffiliated producers and marketers and increased inventory by 8.9 million gallons.  Equity production was 45.6 million gallons in Q4’07 versus 46.8 million gallons in Q3’07, a decline of approximately 3%.

Corn costs in the fourth quarter of 2007 decreased to $3.66 per bushel, lower than our Q3’07 cost of $3.81 per bushel and also lower than the Q4’07 CBOT average daily closing price of $3.86 per bushel.  Our corn costs do not include the effects of our corn hedging.  As of December 31, 2007, we had fixed pricing on approximately 34% of our corn requirements through July 2008 at a price of $4.15 per bushel through a combination of physical purchases and CBOT futures contracts.

Co-product revenue for Q4’07 was $28.9 million, versus $24.0 million for Q3’07.  Co-product revenue, as a percentage of corn cost, increased to 45.3% for Q4’07, from 35.8% in Q3’07.  Significantly higher pricing for feed, meal, germ and DDGS offset slightly lower volumes sold.  In Q4’07, we sold 270.2 thousand tons, versus 284.8 thousand tons in Q3’07.

Conversion costs in the quarter increased $0.03 per gallon to $0.66 per gallon, as compared to $0.63 per gallon in Q3’07.  The increase in conversion costs was primarily due to increased maintenance expenditures.

Freight and distribution costs in Q4’07 decreased to $0.18 per gallon from $0.19 per gallon in Q3’07.  Freight/logistics cost per gallon is calculated by taking total freight/logistics expenses incurred and dividing by the total ethanol gallons sold.  Total freight/logistics costs also include costs to ship co-products.  The decrease in freight costs was primarily due to higher volumes sold, as fixed costs were able to be spread over a greater number of gallons.  Fuel surcharges continue to negatively impact general freight rates.

Depreciation expense was $3.3 million in each of Q4’07 and Q3’07.

SG&A expenses were $8.6 million in Q4’07 as compared to $9.4 million in Q3’07.  In Q4’07, we decreased the amount of estimated bonus accruals based on our year end results.

Other non-operating loss for the fourth quarter of 2007 totaled $5.1 million in realized and unrealized net losses on derivative contracts, including the effect of marking to market derivative contracts, versus net losses in the third quarter of 2007 of $1.0 million.  The losses recorded in Q4’07 reflect mark to market gains on CBOT corn positions totaling $1.8 million and losses on short gasoline future positions totaling $6.9 million.

Interest income for Q4’07 totaled $3.3 million, as compared to $3.6 million in Q3’07.  Interest income decreased slightly due to a lower level of funds available to invest as a result of continued spending on capacity expansion projects, offset slightly by higher interest rates received on certain investments as a result of shifting funds from tax-free to taxable investments.

Interest expense for the fourth quarter was $3.5 million.  Interest expense includes $7.5 million in interest on $300 million aggregate principal amount of our 10.0% senior unsecured notes and $0.2 million of amortization of deferred financing fees, reduced by capitalized interest of $4.2 million.

Our effective income tax rate in Q4’07 was approximately 50%.  The Q4’07 tax rate adjusts our year to date effective tax rate up to 28.2%, which reflects the statutory rate adjusted primarily for tax exempt interest income.

Fourth Quarter 2007 versus Fourth Quarter 2006

Net income decreased in Q4’07 to $3.3 million, or $0.08 per diluted share, as compared to net income of $12.8 million, or $0.30 per diluted share, in Q4’06.  Net income decreased primarily as a result of significantly lower ethanol sales price per gallon sold along with significantly higher corn costs.  Commodity spread declined in Q4’07 to $1.17 per gallon, from $1.42 per gallon in Q4’06.  The average sales price of ethanol declined in Q4’07 to $1.94 per gallon from the $2.12 per gallon average in Q4’06.  Corn costs during the fourth quarter of 2007 averaged $3.66 per bushel, significantly higher than our fourth quarter 2006 cost of $2.90 per bushel.  Conversion cost in Q4’07 was $0.66 per gallon as compared to $0.65 per gallon in Q4’06.

Q4’07 results were positively affected by higher quarter end ethanol prices as our per gallon ending inventory value increased to $1.80 per gallon from the $1.61 per gallon at the end of Q3’07.  The economic impact to our gross margin in Q4’07 of selling ethanol held in inventory at the end of Q3’07 during a period of rising prices was a decrease to cost of goods sold of $6.9 million.  In Q4’06, the same issue resulted in an economic impact of an increase to cost of goods sold of $0.9 million, as inventory values fell from an average of $1.94 per gallon at the end of Q3’06 to $1.91 per gallon at the end of Q4’06.  Significantly higher selling, general and administrative expenses and an increase in hedging losses in Q4’07 also attributed to the decline in net income from Q4’06.

Gallons of ethanol sold in the fourth quarter of 2007 decreased to 176.2 million, as compared to 193.9 million in the fourth quarter of 2006.  The variance in gallons sold relates primarily to the Company increasing inventory levels by 9 million gallons at the end of Q4’07, versus the Company reducing inventory by over 12 million gallons in Q4’06.  Ethanol production in the quarter was 45.6 million gallons, up from 35.3 million gallons in the fourth quarter of 2006.  The increase in production is primarily the result of the capacity increase from our Pekin dry mill that began operation in Q1’07.

Operational Highlights

During the fourth quarter of 2007, we spent approximately $81.1 million on capital projects, not including capitalized interest.  Of this amount, $4.7 million was spent on non-expansion capital expenditures, while $76.4 million was spent on capacity additions.  For the year, we spent $227.9 million on capital projects, not including capitalized interest, of which $16.2 million was for non-expansion capital expenditures, and $211.7 million was spent on capacity additions.  Interest amounts capitalized in Q4’07 and the full year 2007 were $4.2 million and $7.3 million, respectively.  Our total capital expenditures on capacity expansion projects are expected to be between $295 million and $305 million for 2008, excluding capitalized interest.  Capital expenditures on non-expansion related items are expected to total between $20 million and $25 million for 2008.

Our marketing alliance annualized volume at the end of Q4’07 increased to 504 million gallons. In the fourth quarter of 2007, we added a net 143 million gallons of capacity to our marketing alliance volumes.  Our current expectation for 2008 is that another 416 million gallons of marketing alliance partner production currently under construction will come online, increasing our total ethanol marketing volumes to over 1.1 billion gallons (including our own equity and purchase/resale gallons) in 2008.  In addition, we have signed marketing agreements with another 12 plants for announced projects with capacity totaling 1.1 billion gallons, although given current industry and financial market conditions it is uncertain whether any or all of these plants will be built as scheduled or at all.

Also during the fourth quarter of 2007 the Company repurchased 248,315 shares of its common stock at an average price of $8.01, totaling $2.0 million under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $45.9 million.

Auction Rate Securities and Liquidity

At December 31, 2007, we had invested $211.5 million in taxable auction rate securities (“ARS”) which we classified as current assets.  The ARS held by the Company are private placement securities with long-term stated maturities for which the interest rates are reset through a Dutch auction every 28 days.  The auctions have historically provided a liquid market for these securities as investors historically could readily sell their investments at auction.  With the liquidity issues experienced in global credit and capital markets, the ARS held by the Company have experienced multiple failed auctions, beginning on February 8, 2008, as the amount of securities submitted for sale has exceeded the amount of purchase orders.

Subsequent to December 31, 2007, we began to exit our position in these securities.  As of February 21, 2008, we had successfully liquidated $84.3 million of these securities, thereby leaving us with $127.2 million invested in ARS as of February 21.  We incurred a pre-tax loss of approximately $1.5 million in connection with these liquidations.  All of these securities continue to carry AAA/Aaa ratings, have not experienced any payment defaults and are backed by student loans which carry guarantees as provided for under the Federal Family Education Loan Program of the U.S. Department of Education.  Nonetheless, if uncertainties in the credit and capital markets continue, these markets deteriorate further or there are any ratings downgrades on any ARS we hold, we may be required to recognize impairments and/or reclassify these investments from short-term to long-term investments.

In addition, these securities may not provide the liquidity to us as we need it, as it could take until the final maturity of the underlying notes (up to 35 years) to realize our investments’ recorded value.  Currently, there is a very limited market for any of these securities and further liquidations at this time, if possible, would likely be at a significant discount.  Accordingly, we do not currently intend to attempt to liquidate any more of these securities until market conditions improve or our liquidity needs require us to do so.  Cash and cash equivalents as of December 31, 2007 was $17.2 million.  Successful ARS liquidations completed in 2008 generated $82.8 million.  At December 31, 2007, we also had availability under our secured revolving credit facility of $122.6 million.  Our total estimated remaining expenditures needed to complete our two new facilities at December 31, 2007 are estimated to be between $295 million and $305 million approximately evenly spent over the balance of the construction period through Q1’09.  After utilization of our current available resources, should we not be able to liquidate a substantial portion of the remaining portfolio of these ARS securities on a timely basis and on acceptable terms, we will have to either attempt to raise additional funds or slow down the construction of our new facilities, or both.  In addition, delays in the construction of our new facilities could expose us to material penalties.

The amount available to us under our secured revolving credit facility is calculated using a borrowing base.  In addition to a component relating to inventory and receivables, there is a fixed asset component included in this borrowing base.  The amount of fixed assets eligible to be included as collateral in our borrowing base at December 31, 2007 was $48.2 million, and decreases by $1.8 million each quarter thereafter.  Our liquidity facility is a $200 million facility, subject to collateral availability, and is expandable under certain conditions to $300 million.

Fourth Quarter Conference Call

The Company will hold a conference call at 8:00 am central time (9:00 am eastern time) on Friday, February 22, 2008 to discuss the contents of this press release.  Dial in to the conference call at (888) 679-8037 (U.S.) or (617) 213-4849 (International), access code: 32290418, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through March 21, 2008 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  38106241.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9377.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                  National, state or local energy policy;

•                  Federal ethanol and biodiesel tax incentives;

•                  Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;

•                  State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                  Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Potential decreases in marketing alliance volumes resulting from the acquisition of marketing alliance partners by our competitors, the reduction of production capacity or abandonment of announced projects by marketing alliance partners for economic reasons, the creation of similar marketing alliances by our competitors and other failures to renew marketing alliance contracts;

•                  Our ability to dispose of investment positions in auction rate securities in order to generate needed liquidity without substantial impairment in value;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory

Tables to follow -

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended			Twelve months ended December 31,
(In thousands except per share amounts)	12/31/07	9/30/07	12/31/06	2007	2006

Net sales	$379,357	$360,674	$428,942	$1,571,607	$1,592,420
Cost of goods sold	359,674	362,401	405,476	1,497,807	1,460,806
Gross profit/(loss)	19,683	(1,727)	23,466	73,800	131,614
Selling, general and administrative expenses	8,606	9,384	7,305	36,367	28,328
Other expense (income)	(266)	(169)	(2,166)	(1,113)	(3,389)
Operating income/(loss)	11,343	(10,942)	18,327	38,546	106,675
Other income (expense):
Interest income	3,321	3,576	1,438	12,432	4,771
Interest expense	(3,524)	(5,359)	—	(16,240)	(9,348)
Loss on early extinguishment of debt	—	—	(150)	—	(14,598)
Other non-operating income (expense)	(5,133)	(953)	(1,148)	(78)	3,654
Minority interest	8	(103)	(775)	(1,338)	(4,568)
Income/(loss) before income taxes	6,015	(13,781)	17,962	33,322	86,586
Income tax expense/(benefit)	2,758	(16,776)	4,919	(477)	31,685
Net income	$3,257	$2,995	$12,773	$33,799	$54,901

Per share data:
Income per common share – basic:	$0.08	$0.07	$0.31	$0.81	$1.43
Basic weighted average number of common shares	41,871	41,949	41,804	41,886	38,411

Income per common share – diluted:	$0.08	$0.07	$0.30	$0.80	$1.39
Diluted weighted average number of common and common equivalent shares	41,944	42,385	42,813	42,351	39,639

Gallons by source:
Gallons produced	45,589	46,824	35,280	191,999	132,957
Gallons purchased from alliance partners	100,549	84,638	127,823	395,001	492,973
Gallons purchased from non-affiliated producers	39,017	28,821	18,795	111,451	68,234
Inventory (increase) decrease	(8,932)	1,746	12,020	(8,280)	1,620
Total gallons sold	176,223	162,029	193,918	690,171	695,784

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$17,171	$29,791
Short-term investments	211,500	98,925
Accounts receivable, net	73,058	79,729
Inventory	81,488	67,051
Income taxes receivable	11,962	6,446
Other current assets	12,816	4,549
Property, plant and equipment, net	111,867	40,962
Construction in process	226,410	74,683
Net deferred tax assets	1,196	—
Other assets	14,717	6,000
Total assets	$762,185	$408,136
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$97,118	$83,244
Accrued interest	7,500	—
Long-term debt	300,000	—
Minority interest	9,832	10,221
Net deferred tax liabilities	—	6,104
Other long-term liabilities	3,864	4,404
Total liabilities	418,314	103,973
Stockholders’ equity	343,871	304,163
Total liabilities and stockholders’ equity	$762,185	$408,136

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31,
(In thousands)	2007	2006

Operating Activities
Net income	$33,799	$54,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,265	4,628
Loss on early extinguishment of debt	—	14,598
Deferred income taxes	(6,664)	(1,177)
Gain on the disposal of fixed assets	(3)	(110)
Stock based compensation expense	7,204	6,478
Minority interest	1,338	4,568
Other	248	839
Net changes in operating assets and liabilities	(1,786)	(28,963)
Net cash provided by operating activities	47,401	55,762
Investing Activities
Additions to property, plant and equipment	(235,206)	(76,499)
Increase in restricted cash for investing activities	—	(1,257)
Use of restricted cash for plant expansion	—	31,857
Proceeds from the sale of assets	—	131
Release of restricted cash	—	29,762
Investment in short-term securities	(112,575)	(98,925)
Investment in marketing alliance	—	(5,000)
Net cash provided by (used for) investing activities	(347,781)	(119,931)

Financing Activities
Proceeds from the issuance of senior unsecured notes	300,000	—
Payment of debt issuance costs	(8,220)	—
Repayment of senior secured notes, including premiums	—	(168,899)
Net proceeds from the sale of common stock	—	260,890
Net repayments on revolving credit facilities	—	(1,514)
Repurchase of common stock	(2,983)	(1,152)
Proceeds from stock option exercises	510	220
Tax benefit from stock option exercises	180	3,687
Distributions to minority shareholders	(1,727)	(3,022)
Net cash provided by (used for) financing activities	287,760	90,210
Net increase in cash and cash equivalents	(12,620)	26,041
Cash and cash equivalents at beginning of period	29,791	3,750
Cash and cash equivalents at end of period	$17,171	$29,791

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three months ended			Year ended December 31,
(In thousands) (Unaudited)	12/31/07	9/30/07	12/31/06	2007	2006

Net income	$3,257	$2,995	$12,773	$33,799	$54,901
Depreciation	3,271	3,332	1,027	12,578	3,714
Loss on early extinguishment of debt	—	—	150	—	14,598
Non-cash stock-based compensation expense	1,946	1,913	1,414	7,204	6,478
Minority interest	(8)	103	774	1,338	4,568
Interest expense	3,524	5,359	—	16,240	9,348
Interest income	(3,321)	(3,576)	(1,438)	(12,432)	(4,771)
Income tax expense	2,758	(16,776)	4,920	(477)	31,685
Adjusted earnings before interest, taxes, depreciation and amortization	$11,427	$(6,650)	$19,620	$58,250	$120,521

	Three months ended			Year ended December 31,
	12/31/07	9/30/07	12/31/06	2007	2006

Ethanol revenue per gallon sold	$1.94	$2.01	$2.12	$2.08	$2.18

Corn cost per bushel	$3.66	$3.81	$2.90	$3.76	$2.41
Yield (gallons per bushel) (1)	2.61	2.66	2.63	2.67	2.61
Bushels consumed (in millions)	17.4	17.6	13.4	71.9	50.9
Co-product return % (2)	45.3%	35.8%	37.3%	36.7%	44.7%

Commodity spread (per gallon) (3)	$1.17	$1.09	$1.42	$1.19	$1.67
Conversion cost per gallon produced	$0.66	$0.63	$0.65	$0.61	$0.66
Freight/distribution cost per gallon sold (4)	$0.18	$0.19	$0.16	$0.17	$0.15

Inventory value per gallon	$1.80	$1.61	$1.91	$1.80	$1.91
Inventory gallons (in millions) (5)	36.4	28.6	30.0	36.4	30.0

(1)          Yield equals gallons produced divided by bushels consumed

(2)          Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost

(3)          Commodity spread equals average gross ethanol sales price per gallon sold less net corn cost

(4)          Calculated by taking total freight/distribution costs incurred and dividing by total ethanol gallons sold.  Total freight/distribution costs may also include cost to ship co-products.

(5)          Inventory gallons reflect ethanol gallons on hand at period end, and may include adjustments for volume gains or losses.

Cost of Goods Sold Breakout

	Three months ended			Year ended December 31,
(In millions)	12/31/07	9/30/07	12/31/06	2007	2006

Gross corn costs	$63.9	$67.1	$38.9	$270.4	$122.5
Conversion costs	29.6	29.4	23.0	117.0	87.2
Depreciation	3.3	3.3	1.0	12.6	3.7
Freight/distribution costs	31.0	31.0	30.7	120.2	101.7
Inventory change
Volume (1)	(12.6)	4.0	23.3	(12.2)	0.4
Price (2)	(6.9)	10.6	0.9	4.0	(10.3)
Other (3)	0.2	(0.1)	0.3	(0.5)	-
Total inventory change	(19.3)	14.5	24.5	(8.7)	(9.9)

Purchased ethanol and pass through taxes	251.2	217.1	287.4	986.3	1,155.6
Total cost of goods sold	$359.7	$362.4	$405.5	$1,497.8	$1,460.8

(1)          Volume = change in volume x previous periods price

(2)          Price = change in price x current period volume

(3)          Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading and volume gains or losses